                                                                    EXHIBIT 99.1

[ALLIED HEALTHCARE PRODUCTS LOGO]

CONTACT:  DANIEL C. DUNN
             CHIEF FINANCIAL OFFICER
             314/771-2400

                   ALLIED HEALTHCARE REPORTS CONSISTENT ORDERS
                          BUT DIP IN SALES, NET INCOME

-     ORDERS REMAIN CONSISTENT FOR FIRST THREE QUARTERS FY 2005

-     SALES FALL, BACKLOGS INCREASE BECAUSE OF CUSTOMER RELEASE ISSUES

-     DEBT REDUCTION AND COST CONTROLS CONTINUE PROGRESS

ST. LOUIS, May 2, 2005 - Allied Healthcare Products, Inc. (NASDAQ: AHPI) reported net income of $408,000, or 5 cents per share, during its third quarter ended March 31, 2005, compared to $628,000, or 8 cents per share, for the third quarter of 2004.

         For the first three quarters of fiscal 2005, Allied earned a net income of $828,000, or 10 cents per share, compared to $1,015,000, or 13 cents per share, for the first three quarters of 2004.

         Allied's customer orders in fiscal 2005 have been consistent over the three quarter period with those of 2004. However, sales fell about $1.9 million, primarily because orders received were not released for shipment at the same rate as the prior year.

         About 25 percent of the $1.9 million in sales shortfall can be attributed to production capacity issues at Allied, primarily in product testing, according to Earl R. Refsland, Chief Executive Officer. "Internal production issues we can and will fix," Refsland said. "However, as a practical matter, there is little we can do about the product release backlog other than to respond as soon as we receive a customer's approval to ship."

         Refsland said that Allied offset some of the negative effects of the sales shortfall through continuing cost control efforts and debt reduction that reduced interest expense.

The company has cut debt from $3.6 to about $1.0 million in fiscal 2005. In fiscal 2004, Allied reduced its debt from $10.0 to $3.6 million.

      Allied also continued progress in cost control by cutting operating expense $570,000 in fiscal 2005 versus 2004.

      Refsland said that the company would resolve capacity constraints and focus on new product releases and sales growth in the next few quarters. The company plans to release at least three new products during calendar 2005, he said.

      Allied Healthcare Products, Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of hospital and alternate care settings.

"SAFE HARBOR" STATEMENT: Statements contained in this release that are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company's operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

                                       ##

                        ALLIED HEALTHCARE PRODUCTS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                    Three months ended,                          Nine months ended,
                                                         March 31,                                   March 31,
                                            ----------------------------------           ----------------------------------
                                                2005                  2004                   2005                  2004
                                            ------------          ------------           ------------          ------------
Net sales                                   $ 14,328,443          $ 14,956,873           $ 41,935,731          $ 43,841,734
Cost of sales                                 10,596,050            10,745,206             31,383,741            32,125,005
                                            ------------          ------------           ------------          ------------

Gross profit                                   3,732,393             4,211,667             10,551,990            11,716,729

Selling General and administrative
 expenses                                      3,013,159             3,054,399              8,998,802             9,568,968
                                            ------------          ------------           ------------          ------------

Income from operations                           719,234             1,157,268              1,553,188             2,147,761

Interest expense                                  15,416               111,570                118,227               453,285
Other expense                                     13,791                 7,748                 32,563                 2,066
                                            ------------          ------------           ------------          ------------
Other, net                                        29,207               119,318                150,790               455,351
                                            ------------          ------------           ------------          ------------

Income before provision
for income taxes                                 690,027             1,037,950              1,402,398             1,692,410

Provision for income taxes                       281,739               410,115                574,423               677,595
                                            ------------          ------------           ------------          ------------

Net income                                  $    408,288          $    627,835           $    827,975          $  1,014,815
                                            ============          ============           ============          ============

Net income per share - Basic                $       0.05          $       0.08           $       0.11          $       0.13
                                            ============          ============           ============          ============

Net income per share - Diluted              $       0.05          $       0.08           $       0.10          $       0.13
                                            ============          ============           ============          ============

Weighted average common shares
Outstanding - Basic                            7,821,404             7,818,432              7,819,408             7,815,748

Weighted average common shares
Outstanding - Diluted                          8,083,671             8,005,365              8,081,925             7,957,881

                        ALLIED HEALTHCARE PRODUCTS, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                       March 31, 2005    June 30, 2004
ASSETS
Current assets:
     Cash                                                               $        800     $       8,256
     Accounts receivable, net of allowance for doubtful
       accounts of $475,000 and $475,000, respectively                     7,987,383         7,708,969
     Inventories, net                                                     10,635,740        11,095,171
     Income tax receivable                                                         -           130,548
     Other current assets                                                    328,942           127,127
                                                                        ------------     -------------
         Total current assets                                             18,952,865        19,070,071
                                                                        ------------     -------------
     Property, plant and equipment, net                                   11,403,838        11,999,927
     Goodwill                                                             15,979,830        15,979,830
     Other assets, net                                                        64,493            88,867
                                                                        ------------     -------------
         Total assets                                                   $ 46,401,026     $  47,138,695
                                                                        ============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                   $  3,339,988     $   3,125,593
     Current portion of long-term debt                                       970,754         1,245,484
     Deferred income taxes                                                   389,644           389,644
     Deferred revenue                                                        465,000                 -
     Other accrued liabilities                                             3,498,559         3,316,603
                                                                        ------------     -------------
         Total current liabilities                                         8,663,945         8,077,324
                                                                        ------------     -------------
Deferred income taxes                                                        242,478           242,478
                                                                        ------------     -------------
Deferred revenue                                                             193,750                 -
                                                                        ------------     -------------
Long-term debt                                                                     -         2,366,076
                                                                        ------------     -------------
Commitments and contingencies

Stockholders' equity:
     Preferred stock; $0.01 par value; 1,500,000 shares
       authorized; no shares issued and outstanding                                -                 -
     Series A preferred stock; $0.01 par value; 200,000 shares
       authorized; no shares issued and outstanding                                -                 -
     Common stock; $0.01 par value; 30,000,000 shares
       authorized; 7,829,577 and 7,818,432 shares issued and
       outstanding at March 31, 2005 and June 30, 2004, respectively         101,331           101,220
     Additional paid-in capital                                           47,061,441        47,041,493
     Common stock in treasury, at cost                                   (20,731,428)      (20,731,428)
     Retained earnings                                                    10,869,509        10,041,532
                                                                        ------------     -------------
         Total stockholders' equity                                       37,300,853        36,452,817
                                                                        ------------     -------------
         Total liabilities and stockholders' equity                     $ 46,401,026     $  47,138,695
                                                                        ============     =============